SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549


                                Form 8-K


                             CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported):  June 6, 1995



                           M.A. HANNA COMPANY
         (Exact name of registrant as specified in its charter)



       Delaware             1-5222                 34-0232435
(State of Incorporation)  (Commission    (IRS Employer Identification Number)
                          File Number)




     Suite 36-5000, 200 Public Square, Cleveland, Ohio  44114-2304
                (Address of principal executive office)



                             (216) 589-4000
                           (Telephone Number)


Item 2.       Acquisition or Disposition of Assets

               On June 6, 1995, M.A. Hanna Company (the "Company") completed the previously announced disposition of its printing and textile businesses to Day International Group, Inc., a company newly organized by American Industrial
Partners ("AIP"), for $199.5 million in cash, subject to certain adjustments. The amount of the consideration was the result of arms-length negotiations. The Company issued a news release on April 12, 1995 announcing its agreement with AIP regarding the disposition and issued a news release on June 6, 1995 announcing the consummation of the disposition.

Item 7.        Financial Statements and Exhibits

               (b)    Pro Forma Financial Information

            The following pro forma income statement information gives effect to the disposition of the Company's printing and textile businesses to Day International Group, Inc. assuming the sale had been consummated as of January 1, 1994. For the year ended December 31, 1994, interest expense would have decreased from $28.5 million to $24.3 million reflecting the repayment of debt that could have been retired.
Income from continuing operations would have increased from $37.0 million or $1.18 per share fully diluted to $39.5 million or $1.26 per share fully diluted. For the three months ended March 31, 1995, interest expense would have decreased from $6.9 million to $5.5 million and income from continuing operations would have increased from $12.0 million or $.38 per share fully diluted to $12.9 million or $.41 per share fully diluted.

            The following pro forma balance sheet information assumes the sale had been consummated as of March 31, 1995.
Cash and cash equivalents at March 31, 1995 would have increased from $27.8 million to $114.0 million reflecting sales proceeds of $199.5 million received at closing less the payment of expenses associated with the sale of $8.0 million and the retirement of debt of $105.3 million. Net assets of discontinued operations would have decreased from $104.5 million to zero. Notes payable to bank and other long-term debt would have decreased from $2.1 million and $108.5 million, respectively, to zero and $5.3 million, respectively. Trade payables and accrued expenses would have increased from $344.7 million to $385.3 million to recognize the estimated accrued taxes on the gain from the sale and retained earnings would have increased from $307.4 million to $353.8 million, reflecting the estimated net gain from the disposition.

            (c)    Exhibits

                   1. Stock Purchase Agreement, dated April 11, 1995, as amended, by and among Day International Group, Inc. (formerly known as Day International Holdings Inc.), Cadillac Plastic Group, Inc. and M.A. Hanna Company.

                   2.     News Release dated April 12, 1995.

                   3.     News Release dated June 6, 1995.



                                         SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  M.A. HANNA COMPANY


Date:  June 21, 1995         By:/s/  Thomas E. Lindsey
                                     Thomas E. Lindsey, Controller


                             EXHIBIT INDEX


Exhibit                         Description of Exhibits


2 Stock Purchase Agreement, dated April 11, 1995, as amended, by and among Day International Group, Inc. (formerly known as Day International Holdings, Inc.), Cadillac Plastic Group, Inc. and M.A. Hanna Company.

99.1        Press Release dated April 12, 1995.

99.2        Press Release dated June 6, 1995.